Exhibit 5.2

Barbara L. Borden

+1 858 550 6064

bordenbl@cooley.com

August 23, 2016

Sophiris Bio Inc.

1258 Prospect Street

La Jolla, CA 92037

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Sophiris Bio Inc., a corporation organized under the laws of British Columbia, Canada (the “Company”), of warrants to purchase up to an aggregate of 5,606,250 common shares of the Company (the “Warrants”), including Warrants to purchase up to 731,250 common shares of the Company that may be sold pursuant to the exercise of an overallotment option, pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-198782) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated August 23, 2016, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Warrants are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the form of Warrant, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have assumed (i) that the Company is validly existing under the laws of British Columbia, (ii) that the Company has the requisite corporate power to execute and deliver the Warrants, (iii) that the Company has duly authorized the Warrants by all necessary corporate action and has executed and delivered the Warrants and (iv) that the execution, delivery and performance by the Company of the Warrants does not and will not violate the laws of British Columbia.

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com

Sophiris Bio Inc.

August 23, 2016

Page Two

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)     Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law;

(ii)     Our opinion is subject to the qualification that (a) the enforceability of provisions for limitations on liability may be limited by applicable law and by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought; and

(iii)     We express no opinion with respect to any provision of the Warrants that: (a) specifies provisions may be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (b) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (c) restricts non-written modifications and waivers; (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (e) relates to exclusivity, election or accumulation of rights or remedies; or (f) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

Our opinion herein is expressed solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, in reliance thereon, and subject to the qualifications set forth herein, we are of the opinion that the Warrants, when issued and sold as contemplated in the Registration Statement and the Prospectus against payment therefor, will constitute valid and legally binding obligations of the Company.

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com

Sophiris Bio Inc.

August 23, 2016

Page Three

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement.

Very truly yours,

Cooley llp

By:  /s/ Barbara L. Borden

Barbara L. Borden

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com